UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2016

ORBITAL TRACKING CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-25097	65-0783722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

18851 N.E. 29th Ave., Suite 700
Aventura, Florida 33180
 (Address of principal executive offices zip code)

 (Former name or former address, if changed since last report)

(305) 560-5355
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On May 17, 2016, Orbital Tracking Corp. (the “Company”) entered into exchange agreements (the “Exchange Agreements”) with holders of the Company's outstanding $504,168 convertible notes originally issued on December 28, 2015 (the “Notes”) pursuant to which the Notes were cancelled and the exchanging holders were issued an aggregate of 10,083,351 shares of newly designated Series G Convertible Preferred Stock (the “New Shares”).

The terms of the shares of Series G Preferred Stock (the “Preferred G Shares”) are set forth in the Certificate of Designation of  Series G Convertible Preferred Stock (the “Series G COD”) filed with the Secretary of State of the State of Nevada.  The Series G COD authorizes 10,090,000 Preferred G Shares.  The Preferred G Shares are convertible into shares of common stock based on a conversion calculation equal to the stated value of such Preferred G Share divided by the conversion price. The stated value of each Preferred G Share is $0.05 and the initial conversion price is $0.05 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. The Company is prohibited from effecting a conversion of the Preferred G Shares to the extent that, as a result of such conversion, such investor would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Preferred G Shares.    Each Preferred G Share entitles the holder to vote on all matters voted on by holders of common stock as a single class. With respect to any such vote, each Preferred G Share entitles the holder to cast one vote per share of Series G Preferred Stock owned at the time of such vote subject to the 4.99% beneficial ownership limitation.  Subject to certain specified exceptions, in the event the Company issues securities at a per share price less than the conversion price prior to December 28, 2016, each holder will be entitled to receive from the Company additional shares of common stock such that the holder shall hold that number of conversion shares, in total, had such holder purchased the Preferred G Shares with a conversion price equal to the lower price issuance.

The exchanging holders, GRQ Consultants Inc. 401K, Michael Brauser and Intracoastal Capital LLC, are each holders of over 5% of a class of the Company’s voting securities.  The Exchange Agreements contain customary representations, warranties and agreements by the Company and the other parties thereto. The representations, warranties and covenants contained therein were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The foregoing descriptions of the Exchange Agreements and the Series G Preferred Stock are not complete and are qualified in their entireties by reference to the full text of the form of Exchange Agreement and the Series G COD, copies of which are filed as Exhibits 10.1 and Exhibit 10.2, respectively, to this report and are incorporated by reference herein.

 Item 3.02       Unregistered Sales of Equity Securities.

Issuance of the New Shares was not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state.  These securities were offered and issued in reliance upon the exemption from registration under the Securities Act, afforded by Section 3(a)(9).

Item 5.03        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 17, 2016, the Company filed the Series G COD with the Nevada Secretary of State.  Reference is made to the disclosure set forth under Item 1.01 above, which is incorporated by reference, in its entirety, into this Item 5.03.

Item 9.01       Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Exchange Agreement
10.2	Certificate of Designation of Series G Convertible Preferred Stock

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 18, 2016

ORBITAL TRACKING CORP.

By:	/s/ David Phipps
Name:	David Phipps
Title:	Chief Executive Officer